EXHIBIT 23.3

                          CONSENT OF DONALD D. SYKORA

     The undersigned hereby consents to the references in this registration statement to the undersigned as becoming a director of the registrant upon closing of the Offering to which this registration statement relates.

                                          /s/ DONALD D. SYKORA
                                              DONALD D. SYKORA

Houston, Texas
April __, 1997